Exhibit 99.1

Alliant Energy
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007
www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Rob Crain (608) 458-4469
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES THIRD QUARTER 2007 RESULTS

Alliant Energy Updates 2007 Earnings Guidance

MADISON, Wis. – November 2, 2007 – Alliant Energy Corp. (NYSE: LNT) today reported income and earnings per share (EPS) from continuing operations for the third quarter of 2007 of $116.2 million and $1.05, respectively, compared to $87.8 million and $0.75 for the same period in 2006. Alliant Energy’s net income and EPS for the third quarter of 2007 were $119.6 million and $1.08, respectively, compared to $78.8 million and $0.67 for the same period in 2006. A summary of Alliant Energy’s third quarter earnings is as follows (net income in millions):

	2007		2006
Earnings (loss) from continuing operations:	Net Income	EPS	Net Income	EPS
Utility	$106.6	$0.96	$85.9	$0.73
Non-regulated	8.4	0.08	(1.7)	(0.01)
Parent (interest income, taxes and A&G)	1.2	0.01	3.6	0.03
Total earnings from continuing operations	116.2	1.05	87.8	0.75
Income (loss) from discontinued operations (a)	3.4	0.03	(9.0)	(0.08)
Net income	$119.6	$1.08	$78.8	$0.67

(a) Alliant Energy has classified its non-regulated Mexico, China and gas gathering pipeline systems businesses as discontinued operations for all periods presented. Alliant Energy sold its interest in Mexico in the second quarter of 2007 and its remaining generating facilities in China and gas gathering pipeline systems in 2006.

Third quarter 2007 EPS from Alliant Energy’s utility business were higher than the same period in 2006 largely due to improved electric margins, the accretive impact of fewer Alliant Energy Corporation shares outstanding due to its share repurchase program and the impact of a federal income tax audit settled with the Internal Revenue Service in the third quarter of 2007. These items were partially offset by higher incentive-related compensation expenses and lower gas margins. The higher EPS from continuing operations for Alliant Energy’s non-regulated businesses were largely due to $0.05 per share of losses in the third quarter of 2006 from Alliant Energy’s New Zealand investments, which have since been sold, and improved results from its non-regulated generation and WindConnect® businesses.

“Our company produced solid financial results in the third quarter”, said William D. Harvey, Alliant Energy’s Chairman, President and CEO. “With one quarter remaining in 2007, we have narrowed our annual earnings guidance to a range that we believe represents another year of strong financial performance.”

“One of the key accomplishments this quarter was the completion of our $400 million common stock repurchase program, made possible by our significant focus on attaining a healthy financial profile. We also continued to build upon our strong renewable portfolio, as the quarter marked the beginning of construction on the 68 MW Cedar Ridge wind farm in Wisconsin, which we expect to begin commercial operation in 2008. Finally, we received approval from the Iowa Utilities Board on the proposed sale of Interstate Power and Light’s transmission assets to ITC Holdings, which was a significant milestone in the process. The continued progress on these initiatives allows us to continue to deliver on our commitments to our shareowners and to our customers.”

Additional details regarding Alliant Energy’s third quarter EPS from continuing operations for 2007 and 2006 are as follows:

	2007	2006	Variance
Utility operations:
Electric margins:
Net impacts of weather and weather hedges	$0.01	($0.06)	$0.07
Recovery of WPL retail fuel-related costs in Q3 2006	--	(0.04)	0.04
WPL retail fuel case settlement in Q3 2006	--	(0.03)	0.03
Other (primarily higher weather-normalized retail sales volumes)			0.07
Gas margins			(0.03)
Operating expenses:
Incentive-related compensation	(0.06)	(0.01)	(0.05)
Other			0.01
Federal income tax audit settlement in Q3 2007	0.04	--	0.04
Accretive effect of fewer shares outstanding			0.05
Total utility operations	0.96	0.73	0.23

Non-regulated operations:
New Zealand (sold in Q4 2006)	--	(0.05)	0.05
Non-regulated Generation	0.04	0.02	0.02
Transportation, RMT, WindConnect® and other investments	0.06	0.04	0.02
Other (primarily interest and taxes)	(0.02)	(0.02)	--
Total non-regulated operations	0.08	(0.01)	0.09

Parent company (primarily interest income and taxes)	0.01	0.03	(0.02)

Earnings per share from continuing operations	$1.05	$0.75	$0.30

Continuing Operations - Utility Operations

The higher electric margins in the third quarter of 2007 were largely due to the impact of several issues recognized during the third quarter of 2006, including the net impacts of weather and weather hedging activities, an under-recovery of retail fuel-related costs at Wisconsin Power and Light Co. (WPL) and the impact of WPL’s retail fuel case settlement. In addition, electric margins increased in the third quarter of 2007 due to higher weather-normalized electric retail sales volumes. Excluding 2006 retail sales in its Illinois jurisdiction, Alliant Energy’s weather-normalized electric retail sales volumes increased an estimated 1.5% during the third quarter of 2007 compared to the third quarter of 2006 largely due to increased residential customer usage and the impacts of ethanol industry growth.

The lower gas margins were largely due to decreased retail sales volumes and lower results from WPL’s performance-based gas cost sharing mechanism.

The higher incentive-related compensation expenses in the third quarter of 2007 were largely due to accruals for anticipated short-term incentive cash payments based on improved projections for 2007 earnings per share from utility operations.

In the third quarter of 2007, Alliant Energy reached a settlement with the Internal Revenue Service regarding the audit of its federal income tax returns for calendar years 1999 through 2001. The impact of the settlement resulted in Alliant Energy’s utility operations recording approximately $0.04 per share of income tax benefits largely related to the timing of mixed service costs tax deductions.

Share Repurchase Program Update

In the third quarter of 2007, Alliant Energy completed its program to repurchase up to $400 million of its common stock by the end of 2007. Alliant Energy’s share repurchases in 2006 and 2007 were as follows (amounts in millions):

Period	Number of Shares	Cost
Third quarter of 2006	2.9	$105
First quarter of 2007	3.4	144
Second quarter of 2007	2.1	90
Third quarter of 2007	1.6	61
Total	10.0	$400

2007 Earnings Guidance Update

Alliant Energy is updating its 2007 earnings guidance range for earnings from continuing operations to $2.52 to $2.62 per share, which includes utility earnings guidance range of $2.27-$2.37 per share. Details of the current and prior guidance are as follows:

	Current	Prior
Utility business	$2.27-2.37	$2.22-2.42
Non-regulated businesses	0.19-0.23	0.11-0.15
Parent company	0.03-0.05	0.06-0.08
Alliant Energy	$2.52-2.62	$2.42-2.62

The guidance does not include earnings from discontinued operations, any potential asset valuation charges that Alliant Energy may incur in 2007, the impact of certain non-cash mark-to-market adjustments or the impact of any gains/losses that may be realized from possible sales of certain Alliant Energy assets that would be reported in earnings from continuing operations. Finally, the guidance also assumes that no businesses will be re-classified to "discontinued operations" in 2007.

Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

•	Normal weather conditions in its utility service territories
•	Continuing economic development and sales growth in its utility service territories
•	Continuing cost controls and operational efficiencies
•

Ability of its utility subsidiaries to recover their operating costs and deferred expenditures, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner

•	Other stable business conditions

Earnings Conference Call

A conference call to review the third quarter 2007 results is scheduled for Friday, November 2nd at 1:00 p.m. central daylight time. Alliant Energy Chairman, President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 866-454-4207 (United States or Canada) or 913-312-6697 (International), passcode 4510812. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and conference call, Alliant Energy posted on its Web site supplemental information including a reconciliation of its 2006 and 2007 earnings from continuing operations and a summary of its utility generation plan. A replay of the call will be available through November 9, 2007, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 4510812. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for at least twelve months.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 400,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and regulatory agency orders; the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends; current or future litigation, regulatory investigations, proceedings or inquiries; economic and political conditions in Alliant Energy’s service territories; the growth rate of ethanol production in Alliant Energy’s service territories; issues related to the availability of Alliant Energy’s generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and retain purchased power, fuel and fuel-related costs through rates in a timely manner; the impact fuel and fuel-related prices and other economic conditions may have on customer demand for utility services; Alliant Energy’s ability to collect unpaid utility bills; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; unanticipated issues in connection with WPL’s proposed purchase of Alliant Energy Resources’ electric generating facility in Neenah, Wisconsin; unanticipated construction and acquisition expenditures; issues associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; financial impacts of Alliant Energy’s hedging strategies, including the impact of weather hedges on Alliant Energy’s utility earnings; issues related to electric transmission, including operating in the Midwest Independent System Operator (MISO) energy market, the impacts of potential future billing adjustments from MISO and recovery of costs incurred; unanticipated issues related to the Calpine Corporation bankruptcy that could adversely impact Alliant Energy’s purchased power agreements; the direct or indirect effects resulting from terrorist incidents or responses to such incidents; unplanned outages at Alliant Energy’s generating facilities and risks related to recovery of incremental costs through rates; continued access to the capital markets; inflation and interest rates; Alliant Energy’s ability to achieve its dividend payout ratio goal; developments that adversely impact Alliant Energy’s ability to implement its strategic plan, including IPL’s electric transmission assets, on a timely basis, for anticipated proceeds and with the requested regulatory treatment of any gains resulting from the sale of IPL’s electric transmission assets, and our ability to successfully resolve the judicial review action filed by the Office of Consumer Advocate; any material post-closing adjustments related to any of Alliant Energy’s past asset divestitures; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; access to technological developments; the impact of necessary accruals or adjustments for the terms of Alliant Energy’s incentive compensation plans; the effect of accounting pronouncements issued periodically by standard-setting bodies; the ability to utilize tax capital losses and net operating losses before they expire; the ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows; and the factors listed in the “2007 Earnings Guidance” section of this press release. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2007 Earnings Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$733.5	$747.7	$1,852.5	$1,890.4
Gas	56.3	68.0	438.6	441.6
Other	16.2	15.9	49.6	53.2
Non-regulated	101.3	58.8	225.5	132.9
	907.3	890.4	2,566.2	2,518.1

Operating expenses:
Utility:
Electric production fuel and purchased power	343.8	400.4	917.0	993.6
Cost of gas sold	31.7	36.3	304.5	300.3
Other operation and maintenance	152.2	144.7	459.1	450.4
Non-regulated operation and maintenance	83.9	47.6	185.3	109.3
Depreciation and amortization	65.3	64.4	197.3	195.9
Taxes other than income taxes	26.8	26.5	81.6	80.4
	703.7	719.9	2,144.8	2,129.9

Operating income	203.6	170.5	421.4	388.2

Interest expense and other:
Interest expense	29.0	33.2	86.3	107.6
Loss on early extinguishment of debt	-	-	-	90.8
Equity income from unconsolidated investments	(7.2)	(12.3)	(21.7)	(35.4)
Allowance for funds used during construction	(2.1)	(2.4)	(5.5)	(7.0)
Preferred dividend requirements of subsidiaries	4.6	4.6	14.0	14.0
Interest income and other	(2.1)	9.7	(13.0)	(12.2)
	22.2	32.8	60.1	157.8

Income from continuing operations before income taxes	181.4	137.7	361.3	230.4

Income taxes	65.2	49.9	134.9	83.4

Income from continuing operations	116.2	87.8	226.4	147.0

Income (loss) from discontinued operations, net of tax	3.4	(9.0)	5.7	(24.4)

Net income	$119.6	$78.8	$232.1	$122.6

Weighted average number of common shares
outstanding (basic) (000s)	110,881	117,110	113,026	117,151

Earnings per weighted average common share (basic):
Income from continuing operations	$1.05	$0.75	$2.00	$1.26
Income (loss) from discontinued operations	0.03	(0.08)	0.05	(0.21)
Net income	$1.08	$0.67	$2.05	$1.05

Weighted average number of common shares
outstanding (diluted) (000s)	111,056	117,498	113,279	117,526

Earnings per weighted average common share (diluted):
Income from continuing operations	$1.05	$0.75	$2.00	$1.25
Income (loss) from discontinued operations	0.03	(0.08)	0.05	(0.21)
Net income	$1.08	$0.67	$2.05	$1.04

Dividends declared per common share	$0.3175	$0.2875	$0.9525	$0.8625

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
ASSETS	2007	2006
	(in millions)
Property, plant and equipment:
Utility:
Electric plant in service	$6,283.4	$6,079.7
Gas plant in service	714.4	696.7
Other plant in service	463.8	459.1
Accumulated depreciation	(2,906.1)	(2,811.6)
Net plant	4,555.5	4,423.9
Construction work in progress	185.6	153.2
Other, less accumulated depreciation (accum. depr.)	4.4	4.4
Total utility	4,745.5	4,581.5
Non-regulated and other:
Non-regulated Generation, less accum. depr.	243.3	252.2
Other non-regulated investments, less accum. depr.	66.9	69.2
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	33.8	42.0
Total non-regulated and other	344.0	363.4
	5,089.5	4,944.9

Current assets:
Cash and cash equivalents	108.1	265.2
Accounts receivable:
Customer, less allowance for doubtful accounts	229.9	127.4
Unbilled utility revenues	107.9	120.5
Other, less allowance for doubtful accounts	44.3	101.9
Production fuel, at weighted average cost	92.5	73.2
Materials and supplies, at weighted average cost	50.4	42.2
Gas stored underground, at weighted average cost	74.0	63.9
Regulatory assets	63.0	133.7
Assets held for sale	--	124.6
Other	79.8	121.2
	849.9	1,173.8

Investments:
Investment in American Transmission Company LLC	170.7	166.2
Other	63.8	61.7
	234.5	227.9

Other assets:
Regulatory assets	520.4	508.7
Deferred charges and other	232.9	228.8
	753.3	737.5

Total assets	$6,927.2	$7,084.1

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	September 30,	December 31,
CAPITALIZATION AND LIABILITIES	2007	2006
	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 110,315,604 and 116,126,599 shares	$1.1	$1.2
Additional paid-in capital	1,481.1	1,743.0
Retained earnings	1,047.0	923.6
Accumulated other comprehensive loss	(8.8)	(8.7)
Shares in deferred compensation trust – 290,918 and 276,995 shares
at a weighted average cost of $29.52 and $28.15 per share	(8.6)	(7.8)
Total common equity	2,511.8	2,651.3

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	1,593.9	1,323.3
	4,349.5	4,218.4

Current liabilities:
Current maturities	1.2	194.6
Commercial paper	159.8	178.8
Accounts payable	298.4	296.6
Regulatory liabilities	38.0	67.8
Accrued taxes	78.3	94.2
Derivative liabilities	34.7	88.0
Liabilities held for sale	--	11.4
Other	143.9	170.7
	754.3	1,102.1

Other long-term liabilities and deferred credits:
Deferred income taxes	770.8	758.3
Regulatory liabilities	618.6	608.8
Pension and other benefit obligations	209.6	198.6
Other	219.8	193.0
	1,818.8	1,758.7

Minority interest	4.6	4.9

Total capitalization and liabilities	$6,927.2	$7,084.1

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Nine Months Ended September 30,
	2007	2006
Continuing Operations:	(in millions)
Cash flows from operating activities:
Net income	$232.1	$122.6
Adjustments to reconcile net income to net cash flows from operating activities:
(Income) loss from discontinued operations, net of tax	(5.7)	24.4
Depreciation and amortization	197.3	195.9
Other amortizations	35.2	33.2
Deferred tax expense and investment tax credits	41.9	78.7
Equity income from unconsolidated investments, net	(21.7)	(35.4)
Distributions from equity method investments	16.4	22.5
Loss on early extinguishment of debt	--	90.8
Other	(6.1)	(15.9)
Other changes in assets and liabilities:
Accounts receivable	42.7	52.9
Sale of utility accounts receivable	(75.0)	--
Production fuel	(19.3)	(14.9)
Gas stored underground	(10.1)	24.4
Regulatory assets	52.9	(46.1)
Derivative assets	3.1	18.5
Accounts payable	(6.2)	(105.9)
Accrued interest	(8.6)	(20.7)
Accrued taxes	5.2	(90.8)
Regulatory liabilities	(31.9)	(20.1)
Derivative liabilities	(53.7)	74.5
Pension and other benefit obligations	2.4	(52.5)
Other	(1.3)	8.9
Net cash flows from operating activities	389.6	345.0

Cash flows from (used for) investing activities:
Construction and acquisition expenditures:
Utility business	(353.6)	(239.5)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(17.5)	(24.1)
Purchases of emission allowances	(23.9)	--
Proceeds from asset sales	127.8	599.4
Changes in restricted cash	11.9	1.0
Purchases of securities within nuclear decommissioning trusts	--	(3.5)
Sales of securities within nuclear decommissioning trusts	--	51.7
Changes in restricted cash within nuclear decommissioning trusts	--	(19.0)
Other	13.6	1.5
Net cash flows from (used for) investing activities	(241.7)	367.5

Cash flows used for financing activities:
Common stock dividends	(108.2)	(101.2)
Repurchase of common stock	(296.7)	(105.1)
Proceeds from issuance of common stock	32.9	48.2
Proceeds from issuance of long-term debt	300.0	39.1
Reductions in long-term debt	(221.5)	(402.2)
Net change in short-term borrowings	(19.0)	(156.7)
Debt repayment premiums	--	(83.0)
Principal payments under capital lease obligations	--	(40.2)
Net change in loans with discontinued operations	(11.8)	(10.5)
Other	19.3	13.7
Net cash flows used for financing activities	(305.0)	(797.9)

Net decrease in cash and cash equivalents	(157.1)	(85.4)
Cash and cash equivalents at beginning of period	265.2	205.3
Cash and cash equivalents at end of period	$108.1	$119.9

Discontinued Operations:
Net cash flows used for operating activities	($11.7)	($12.0)
Net cash flows from (used for) investing activities	0.1	(2.8)
Net cash flows from financing activities	10.8	8.4
Net decrease in cash and cash equivalents	(0.8)	(6.4)
Cash and cash equivalents classified as held for sale at beginning of period	0.8	10.7
Cash and cash equivalents classified as held for sale at end of period	$--	$4.3

KEY FINANCIAL STATISTICS
	Sep. 30, 2007	Sep. 30, 2006
Common shares outstanding (000s)	110,316	116,080
Book value per share	$22.77	$21.35
Quarterly common dividend rate per share	$0.3175	$0.2875

KEY OPERATING STATISTICS

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2007	2006	2007	2006
Utility electric sales (000s of MWh) (a)
Residential	2,300	2,217	5,960	5,829
Commercial	1,692	1,716	4,665	4,647
Industrial	3,267	3,295	9,510	9,585
Retail subtotal	7,259	7,228	20,135	20,061
Sales for resale:
Wholesale	967	832	2,650	2,352
Bulk power and other	534	576	1,663	1,765
Other	40	40	126	126
Total	8,800	8,676	24,574	24,304

Utility retail electric customers (at Sep. 30) (a)
Residential	838,285	852,100
Commercial	133,533	134,995
Industrial	2,939	3,037
Total	974,757	990,132

Utility gas sold and transported (000s of Dth) (a)
Residential	1,511	1,707	19,236	17,459
Commercial	1,737	1,724	13,309	12,237
Industrial	739	927	3,220	3,093
Retail subtotal	3,987	4,358	35,765	32,789
Interdepartmental	1,243	1,128	2,080	1,761
Transportation and other	14,038	13,245	43,597	38,693
Total	19,268	18,731	81,442	73,243

Utility retail gas customers (at Sep. 30) (a)
Residential	360,424	371,145
Commercial	44,881	45,716
Industrial	591	664
Total	405,896	417,525

Margin increases (decreases) from net impacts of weather (in millions) -
Electric margins -
Weather impacts on demand compared to
normal weather	$5	$--	$6	($8)
Losses from weather derivatives	(3)	(12)	(3)	(6)
Net weather impact	$2	($12)	$3	($14)

Gas margins -
Weather impacts on retail demand compared to
normal weather	$--	$--	$--	($7)
Gains (losses) from weather derivatives	--	--	(2)	6
Net weather impact	$--	$--	($2)	($1)

	Three Months Ended Sep. 30,			Nine Months Ended Sep. 30,
	2007	2006	Normal	2007	2006	Normal
Cooling degree days (CDDs) (b)
Cedar Rapids, Iowa (IPL)	262	241	248	351	325	347
Madison, Wisconsin (WPL)	251	224	189	320	283	258
Heating degree days (HDDs) (b)
Cedar Rapids, Iowa (IPL)	97	181	147	4,207	3,822	4,148
Madison, Wisconsin (WPL)	124	216	198	4,384	4,070	4,549

(a) In February 2007, Alliant Energy sold its electric distribution and natural gas properties in Illinois. At the date of the sale, Alliant Energy had approximately 22,000 electric retail customers and 14,000 gas retail customers in Illinois. Prior to the asset sales, the electric and gas sales to retail customers in Illinois are included in residential, commercial and industrial sales in the tables above. Following the asset sales, the electric and gas sales associated with these customers are included in wholesale electric sales and transportation and other gas sales, respectively.

(b) Alliant Energy entered into weather derivatives based on CDDs and HDDs to reduce potential volatility on its margins from the impacts of weather during the months of June through August and January through March, respectively.